EXHIBIT 8.1

List of Subsidiaries of Guangshen Railway Company Limited

The following table lists information concerning the significant subsidiaries of Guangshen Railway Company Limited, or the Company, as of December 31, 2016:

Name	Country of Incorporation	Percentage of Interest held by our Company
Dongguan Changsheng Enterprise Company Limited	PRC	51%
Shenzhen Fu Yuan Enterprise Development Company Limited	PRC	100%
Shenzhen Pinghu Qun Yi Railway Store Loading and Unloading Company Limited	PRC	100%
Shenzhen Nantie Construction Supervision Company Limited	PRC	76.66%
Shenzhen Railway Property Management Company Limited	PRC	100%
Shenzhen Shenhuasheng Storage and Transportation Company Limited	PRC	100%
Shenzhen Guangshen Railway Economic and Trade Enterprise Company Limited	PRC	100%
Shenzhen Railway Station Passenger Services Company Limited	PRC	100%
Guangshen Railway Station Dongqun Trade and Commerce Service Company Limited	PRC	100%
Guangzhou Railway Huangpu Service Company Limited	PRC	100%
Zengcheng Lihua Stock Company Limited	PRC	44.72%